UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):September5,2006(August29,2006)

                                Diasense, Inc
            (Exact Name of Registrant as Specified in Its Charter)

                                Pennsylvania
        (State or Other Jurisdiction of Incorporation or Organization)

		0-26504				25-1605848
	(Commission File Number)	(IRS Employer Identification No.)

             2275 Swallow Hill Road, Bldg 2500; Pittsburg, PA 15220 (Address of Principal Executive Offices, Including Zip Code)


                               (412) 279-1059
                (Registrant's Telephone Number, Including Area Code)

           (Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 1.01.	Entry into a Material Definitive Agreement

Voluntary Surrender Agreement

(a) On August 29, 2006, Diasense, Inc. ("Diasense" or the "Company") entered into a Voluntary Surrender Agreement (the "Voluntary Surrender Agreement") with Dominion Assets, LLC ("Dominion") whereby all of the Company's assets, pledged as collateral to secure loan agreements under which the Company is in default, were repossessed. Dominion is the majority shareholder of the Company. Keith
R. Keeling owns a majority 75% interest in Dominion and was also a former member of the Company's Board of Directors and the former CEO of the Company until resigning from both such positions with the Company on August 4, 2006.

     Additional background information concerning the Voluntary Surrender Agreement is provided under Item 2.01 of this report.


Item 2.01.	Completion of Acquisition or Disposition of Assets.

(a) On August 29, 2006, the Company entered into the Voluntary Surrender Agreement, whereby all of its assets, pledged as collateral to secure loan agreements under which the Company is in default, were repossessed.

(b) The assets included the Company's intellectual property related to it non-invasive glucose monitor and equipment.

(c) The Company's assets were repossessed by Dominion. Dominion is the majority shareholder of the Company. Keith R. Keeling owns a majority 75% interest in Dominion and was also a former member of the Company's Board of Directors and the former CEO of the Company until resigning from both such positions with the Company on August 4, 2006.

(d) In consideration of its surrender of all of its assets to Dominion, the Company received releases from approximately $2,415,263 of its debt obligations which had been secured by such assets under certain agreements, as described immediately below.

     The Company's assets had been pledged as collateral to secure (i) that certain Demand Note in a principal amount of $1,954,936, dated July 23, 2004, issued by the Company to BICO, Inc. ("BICO") and assigned by BICO to Dominion, as amended effective September 28, 2004, which accrued interest at a rate of 8% per annum (the "Demand Note"), (ii) the additional loans totaling $50,700 in principal amount and accruing interest at a rate of 8% per annum which had been extended by Dominion to the Company under that certain Note and Security Agreement, dated October 29, 2004, by and between the Company and Dominion, as amended (the "Note and Security Agreement") and (iii) six secured convertible notes (the "Convertible Notes") in an aggregate principal amount of $95,000, accruing interest at a rate of 6% per annum, that the Company issued to various creditors on various dates from November 15, 2005 through July 1, 2006. The sum of the principal and interest due under the Demand Note, the Note and Security Agreement and the Convertible Notes as of August 15, 2006 was approximately $2,415,263.

     The Company was in default under the Demand Note and under the Note and Security Agreement and had no ability to repay the loans underlying such obligations. As a result of Dominion's demand for payment under the Demand Note and under the Note and Security Agreement, as previously reported in the Company's Current Report on Form 8-K filed with the Commission on August 22, 2006, and in order to avoid legal action by Dominion to repossess the assets, which would have likely resulted in continuing financial obligations to Dominion, the Company entered into the Voluntary Surrender Agreement to convey the Company's assets to Dominion in exchange for Dominion's agreeing to (i) release the Company of its obligations under the Demand Note and under the Note and Security Agreement, and (ii) assume the Company's obligation to repay the Convertible Notes.

     The Company's equipment had a book value of $23,464 net of $869 depreciation as reported on the Company's balance sheet at June 30, 2006. The Company's intellectual property had no book value at June 30, 2006. Due to the uncertainty of whether a marketable product could have ever been developed from the Company's intellectual property without a significant additional investment by the Company, if ever, the immediate sale of such intellectual property would have been difficult or impossible, and, therefore, at the time of its repossession, it had little or no market value.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Diasense, Inc.

September 5, 2006                          /s/ Anthony Paterra
                                               Anthony Paterra
                                               Executive Vice President